                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           MOORE CORPORATION LIMITED,

                          MOORE HOLDINGS U.S.A. INC.,

                             M-W ACQUISITION, INC.

                                      AND

                        WALLACE COMPUTER SERVICES, INC.

                          Dated as of January 16, 2003
                          (and as amended and restated
                             as of April 14, 2003)

                               TABLE OF CONTENTS

  SECTION                                                                       PAGE
  -------                                                                       ----
                                      ARTICLE I
                THE MERGER; CLOSING; EFFECTIVE TIME; SUBSEQUENT MERGER
      1.1.        The Merger..................................................   A-1
      1.2.        Closing.....................................................   A-1
      1.3.        Effective Time..............................................   A-1
      1.4.        Subsequent Merger...........................................   A-1



                                      ARTICLE II
        CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION
      2.1.        The Certificate of Incorporation............................   A-2
      2.2.        The By-Laws.................................................   A-3



                                     ARTICLE III
                 OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION
      3.1.        Directors...................................................   A-3
      3.2.        Officers....................................................   A-3



                                      ARTICLE IV
           EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
      4.1.        Merger Consideration........................................   A-3
      4.2.        Rights as Stockholders; Stock Transfers.....................   A-5
      4.3.        Fractional Shares...........................................   A-5
      4.4.        Exchange Procedures.........................................   A-5
      4.5.        Adjustments to Prevent Dilution.............................   A-7
      4.6.        Dissenting Stockholders.....................................   A-7
      4.7.        Right to Withhold Taxes; Real Estate Transfer Taxes.........   A-7
      4.8.        Subscription for Subco Membership Interests.................   A-8



                                      ARTICLE V
                            REPRESENTATIONS AND WARRANTIES
      5.1.        Representations and Warranties of the Company...............   A-8
      5.2.        Representations and Warranties of Parent and Merger Sub.....  A-17



                                      ARTICLE VI
                                      COVENANTS
      6.1.        Interim Operations..........................................  A-24
      6.2.        Acquisition Proposals.......................................  A-26
      6.3.        Information Supplied........................................  A-27
      6.4.        Stockholders Meeting........................................  A-27
      6.5.        Filings; Other Actions; Notification........................  A-27
      6.6.        Taxation....................................................  A-29
      6.7.        Access......................................................  A-29
      6.8.        Affiliates..................................................  A-29
      6.9.        Stock Exchange Listing and De-listing.......................  A-30
      6.10.       Publicity; Employee Communications..........................  A-30
      6.11.       Benefits, etc. .............................................  A-30
      6.12.       Expenses....................................................  A-31

  SECTION                                                                       PAGE
  -------                                                                       ----
      6.13.       Indemnification; Directors' and Officers' Insurance.........  A-31
      6.14.       Takeover Statute............................................  A-32
      6.15.       Parent Name.................................................  A-32
      6.16.       Section 16(b)...............................................  A-32



                                     ARTICLE VII
                                      CONDITIONS
      7.1.        Conditions to Each Party's Obligation to Effect the
                  Merger......................................................  A-33
                  (a) Stockholder Approval....................................  A-33
                  (b) NYSE and TSX Listing....................................  A-33
                  (c) Regulatory Consents.....................................  A-33
                  (d) Litigation..............................................  A-33
                  (e) S-4.....................................................  A-33
      7.2.        Conditions to Obligations of Parent and Merger Sub..........  A-33
                  (a) Representations and Warranties..........................  A-33
                  (b) Performance of Obligations of the Company...............  A-34
                  (c) Consents Under Agreements...............................  A-34
                  (d) Material Adverse Effect on the Company..................  A-34
                  (e) Financing...............................................  A-34
                  (f) Accountant Letter(s)....................................  A-34
      7.3.        Conditions to Obligation of the Company.....................  A-34
                  (a) Representations and Warranties..........................  A-34
                  (b) Performance of Obligations of Parent and Merger Sub.....  A-35
                  (c) Consents Under Agreements...............................  A-35
                  (d) Material Adverse Effect on Parent.......................  A-35



                                     ARTICLE VIII
                                     TERMINATION
      8.1.        Termination by Mutual Consent...............................  A-35
      8.2.        Termination by Either Parent or the Company.................  A-35
      8.3.        Termination by the Company..................................  A-35
      8.4.        Termination by Parent.......................................  A-36
      8.5.        Effect of Termination and Abandonment.......................  A-36



                                      ARTICLE IX
                              MISCELLANEOUS AND GENERAL
      9.1.        Survival....................................................  A-37
      9.2.        Modification or Amendment...................................  A-37
      9.3.        Waiver of Conditions........................................  A-38
      9.4.        Counterparts................................................  A-38
      9.5.        GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...............  A-38
      9.6.        Notices.....................................................  A-38
      9.7.        Entire Agreement............................................  A-39
      9.8.        No Third Party Beneficiaries................................  A-39
      9.9.        Obligations of Parent and of the Company....................  A-39

  SECTION                                                                       PAGE
  -------                                                                       ----
      9.10.       Definitions.................................................  A-39
      9.11.       Severability................................................  A-39
      9.12.       Interpretation..............................................  A-40
      9.13.       Assignment..................................................  A-40

EXHIBIT A -- Form of Company Affiliate Letter.............................. A-42

                             INDEX OF DEFINED TERMS

TERM                                                             SECTION
----                                                             -------
Acquisition Proposal........................................            6.2
Adjustment Ratio............................................         4.1(b)
Affiliates..................................................     5.1(c)(ii)
Affiliates Letter...........................................            6.8
Aggregate Stock Value.......................................         4.1(b)
Agreement...................................................       Preamble
Audit Date..................................................         5.1(e)
By-Laws.....................................................            2.2
Cash Election Shares........................................         4.1(b)
Charter.....................................................            2.1
Closing.....................................................            1.2
Closing Date................................................            1.2
Code........................................................         1.4(d)
Commitment Letter...........................................         5.2(m)
Company.....................................................       Preamble
Company Common Stock........................................      4.1(a)(1)
Company Disclosure Schedule.................................            5.1
Company Employees...........................................        6.11(b)
Company Intellectual Property Rights........................  5.1(o)(ii)(B)
Company Material Adverse Effect.............................     5.1(a)(ii)
Company Option..............................................         5.1(b)
Company Reports.............................................         5.1(e)
Company Requisite Vote......................................      5.1(c)(i)
Compensation and Benefit Plans..............................      5.1(h)(i)
Confidentiality Agreement...................................            9.7
Consideration...............................................   4.1(a)(i)(B)
Constituent Corporations....................................       Preamble
Contracts...................................................  5.1(d)(ii)(B)
Conversion Ratio............................................        6.11(a)
Converted Cash Election Share...............................   4.1(c)(i)(C)
Converted Stock Election Shares.............................  4.1(c)(ii)(B)
Costs.......................................................        6.13(a)
Current Premium.............................................        6.13(b)
Delaware Certificate of Merger..............................            1.3
DGCL........................................................            1.1
Dissenters' Shares..........................................      4.1(a)(i)
D&O Insurance...............................................        6.13(b)
DOL.........................................................     5.1(h)(ii)
Effective Time..............................................            1.3
EGTRRA......................................................     5.1(h)(ii)
Election....................................................         4.1(b)
Election Deadline...........................................         4.4(a)
Election Form...............................................         4.1(b)
Environmental Law...........................................         5.1(k)
Environmental Submissions...................................         6.5(h)
ERISA.......................................................     5.1(h)(ii)

TERM                                                             SECTION
----                                                             -------
ERISA Affiliate.............................................    5.1(h)(iii)
ERISA Plans.................................................     5.1(h)(ii)
Exchange Act................................................         5.1(a)
Exchange Agent..............................................         4.1(b)
Exchange Fund...............................................         4.4(b)
Excluded Shares.............................................      4.1(a)(i)
Expenses....................................................         8.5(b)
Financing Event.............................................            6.4
GAAP........................................................         5.1(e)
Governmental Consents.......................................         7.1(c)
Governmental Entity.........................................      5.1(d)(i)
GUST........................................................     5.1(h)(ii)
Hazardous Substance.........................................         5.1(k)
Holdco......................................................       Preamble
HSR Act.....................................................         5.1(b)
Indemnified Parties.........................................        6.13(a)
IRS.........................................................     5.1(h)(ii)
Laws........................................................         5.1(i)
Measurement Price...........................................   4.1(a)(i)(A)
Merger......................................................       Recitals
Merger Agreement............................................       Recitals
Merger Sub..................................................       Preamble
Multiemployer Plans.........................................     5.1(h)(ii)
New Certificates............................................         4.4(b)
No-Election Shares..........................................         4.1(b)
Non-U.S. Parent Compensation Benefit Plan...................   5.2(i)(viii)
NYSE........................................................      5.1(d)(i)
Old Certificates............................................         4.4(a)
Order.......................................................         7.1(d)
Organizational Documents....................................         5.1(a)
Parent......................................................       Preamble
Parent Audit Date...........................................         5.2(f)
Parent Common Stock.........................................   4.1(a)(i)(A)
Parent Compensation and Benefit Plans.......................      5.2(i)(i)
Parent Disclosure Schedule..................................            5.2
Parent ERISA Plans..........................................     5.2(i)(ii)
Parent Intellectual Property Rights.........................  5.2(n)(ii)(B)
Parent Material Adverse Effect..............................         5.2(b)
Parent Pension Plan.........................................     5.2(i)(ii)
Parent Preference Shares....................................         5.2(c)
Parent Reports..............................................         5.2(f)
Parent Stock Plans..........................................         5.2(c)
Parent Substitute Options...................................        6.11(a)
Parent Third-Party Intellectual Property Rights.............  5.2(n)(ii)(A)
Parent Voting Debt..........................................         5.2(c)
Pension Plan................................................     5.1(h)(ii)

TERM                                                             SECTION
----                                                             -------
Per Share Cash Consideration................................   4.1(a)(i)(B)
Per Share Stock Consideration...............................   4.1(a)(i)(A)
Person......................................................         4.4(g)
Preferred Shares............................................         5.1(b)
Prospectus/Proxy Statement..................................            6.3
Representatives.............................................            6.7
Rights......................................................         5.1(b)
Rights Agreement............................................         5.1(b)
S-4 Registration Statement..................................            6.3
SEC.........................................................         5.1(e)
Securities Act..............................................      5.1(d)(i)
Share.......................................................      4.1(a)(i)
Shares......................................................      4.1(a)(i)
Significant Subsidiaries....................................         5.1(a)
Stock Election Shares.......................................         4.1(b)
Stockholders Meeting........................................            6.4
Stock Number................................................         4.1(b)
Stock Plans.................................................         5.1(b)
Stock-Selected No-Election Share............................   4.1(c)(i)(B)
Subco.......................................................         1.4(a)
Subsequent Merger...........................................         1.4(a)
Subsidiary..................................................      5.1(a)(i)
Superior Proposal...........................................            6.2
Surviving Corporation.......................................            1.1
Takeover Statute............................................         5.1(j)
Tax.........................................................         5.1(l)
Taxable.....................................................         5.1(l)
Taxes.......................................................         5.1(l)
Tax Return..................................................         5.1(l)
Termination Date............................................         8.2(a)
Third-Party Intellectual Property Rights....................  5.1(o)(ii)(A)
Transfer Taxes..............................................         4.7(b)
TSX.........................................................      5.2(d)(i)
Voting Debt.................................................         5.1(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of January 16, 2003 (and as amended and restated as of April 14, 2003), among Wallace Computer Services, Inc., a Delaware corporation (the "Company"), Moore Corporation Limited, a corporation continued under the laws of Canada ("Parent"), Moore Holdings U.S.A. Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Holdco") and M-W Acquisition, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Company, Parent and Merger Sub are parties to a certain Agreement and Plan of Merger, dated as of January 16, 2003 (the "Merger Agreement"), and the parties thereto desire to amend and restate the Merger Agreement as set forth in this Agreement; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

             THE MERGER; CLOSING; EFFECTIVE TIME; SUBSEQUENT MERGER

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

     1.2.  Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 9:00 A.M. on the third business day after which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     1.3. Effective Time. On the Closing Date, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, unless such Delaware Certificate of Merger specifies a different effective time in which event the Merger shall become effective at such other specified time (the "Effective Time").

     1.4. Subsequent Merger. (a) Immediately after the Effective Time, Parent and Holdco will cause the Surviving Corporation to merge with and into a newly organized direct, wholly owned limited liability company subsidiary of Holdco ("Subco") and the separate corporate existence of the Surviving Corporation shall thereupon cease (the "Subsequent Merger"). Parent and Holdco will have the right to revise the structure of the Subsequent Merger; provided that any such revision does not, in the reasonable judgment of the Company or its counsel, (i) increase to any extent the risk that the Merger and Subsequent Merger, taken together, will not be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") or that a conversion of Shares into the Consideration provided for hereunder (other than solely for the Per Share Cash Consideration) will not be an exchange governed by Section 354 (and if applicable Section 356) of the Code to which Section 367(a)(1) of the Code does not apply or (ii) otherwise adversely affect the Company stockholders.

     (b) At the effective time of the Subsequent Merger, (i) Holdco's membership interest in Subco will be converted into $100 fixed value membership interest of the surviving company of the Subsequent Merger; and (ii) Parent's share of fixed value preferred stock of the entity that survives the Merger will be exchanged for stock of Holdco having a fair market value of $100.

     (c) With respect to any time following the Subsequent Merger, references herein to the Surviving Corporation shall refer to Subco as the surviving company in the Subsequent Merger.

     (d) If the opinions described in paragraph (e) below are received, the parties hereto intend that this Agreement will constitute a "plan of reorganization" with respect to the Merger and Subsequent Merger for United States federal income tax purposes pursuant to which, for such purposes, the Merger and the Subsequent Merger are to be treated as a "reorganization" under
Section 368(a) of the Code (to which each of Parent, Holdco and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Holdco, with the Shares converted in such merger into the right to receive the Consideration provided for hereunder in a conversion to which Section 367(a)(1) of the Code does not apply.

     (e) If, prior to the Effective Time: (i) the Company shall have received the opinion of Sidley Austin Brown & Wood, special counsel to the Company, dated as of the Closing Date, to the effect that the Merger and the Subsequent Merger, taken together, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that each of Parent, Holdco and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code, and that a conversion of Shares into the Consideration provided for hereunder (other than solely for the Per Share Cash Consideration) will be an exchange governed by Section 354 (and if applicable
Section 356) of the Code to which Section 367(a)(1) of the Code does not apply and (ii) Parent shall have received the opinion of Sullivan & Cromwell LLP, special counsel to Parent, dated as of the Closing Date, to the effect that the Merger and the Subsequent Merger, taken together, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that each of Parent, Holdco and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code, and that a conversion of Shares into the Consideration provided for hereunder (other than solely for the Per Share Cash Consideration) will be an exchange governed by Section 354 (and if applicable Section 356) of the Code to which Section 367(a)(1) of the Code does not apply, then each of the parties hereto shall, and shall cause its Affiliates to, treat the Merger, Subsequent Merger and the conversion of Shares into the Consideration provided hereunder for all Tax purposes consistent with such opinion. The opinions of counsel referred to above may be based on customary assumptions and representations, including representations of the Company and Parent. Each of the Company and Parent shall request its respective counsel to render opinions to the effect described above. In the event that either party's counsel is unable to render opinions to the effect described above, such counsel shall (at the request of the other party) provide a written explanation of the substantive reason or reasons causing such counsel to be unable to do so. To the extent that either of such opinions is not received as set forth above, then each of the parties hereto shall, and shall cause its Affiliates to, treat the Merger (as to those holders of shares generally subject to U.S. federal income tax) as a taxable acquisition of the Shares by Parent in exchange for the consideration provided for hereunder.

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law; provided, however, that the Charter shall include provisions substantially identical to Section 8 of Article TENTH of the Restated Certificate of Incorporation of the Company; provided, further, that in no event shall such provisions be amended after the Effective Time, in a manner adverse to the rights of beneficiaries of such provisions prior to the Effective Time, prior to the sixth anniversary of the Effective Time.

     2.2. The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     4.1. Merger Consideration. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub or any holder of shares of capital stock of the Company:

          (i) Each share of the common stock, par value $1.00 per share, of the Company ("Company Common Stock"), together with the associated Right (each share of Company Common Stock together with the associated Right, a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares the holders of which shall have perfected and not withdrawn or lost their appraisal rights in accordance with Section 262 of the DGCL ("Dissenters' Shares") and Shares owned directly or indirectly by the Company or any of its direct or indirect wholly owned Subsidiaries or owned directly or indirectly by Parent or any of its direct or indirect wholly owned Subsidiaries (and in each case not held on behalf of third parties), such Shares together with Dissenters' Shares, "Excluded Shares") will be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of Sections 4.1(b) and (c), the other provisions of this Section 4.1 and possible adjustment as set forth in Section 4.5, either:

             (A) that number of common shares of Parent ("Parent Common Stock") rounded to four decimal places equal to (I) 1.05 plus (II) the quotient of (x) 14.40 divided by (y) the average of the daily high and low sales prices per share (the "Measurement Price") of Parent Common Stock on the NYSE Composite Tape, as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source mutually agreed to by Parent and the Company, on the last trading day immediately preceding the Closing Date (the sum of (I) and (II), the "Per Share Stock Consideration"), or

             (B) an amount in cash, without interest, equal to (I) $14.40 plus
        (II) the product of (x) 1.05 multiplied by (y) the Measurement Price (the sum of (I) and (II), the "Per Share Cash Consideration" and, together with the "Per Share Stock Consideration," the "Consideration").

          (ii) Each Share that, immediately prior to the Effective Time, is owned directly or indirectly by the Company, Parent or any of their respective direct or indirect wholly owned Subsidiaries (and in each case not held on behalf of third parties), will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

          (iii) At the Effective Time and concurrently with the issuance of common stock described in Section 4.8, all the shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully-paid and non-assessable share of fixed value preferred stock of the Surviving Corporation with a redemption amount and fair market value of $100.

     (b) Subject to the allocation procedures set forth in Section 4.1(c), each record holder of Shares will be entitled (i) to elect to receive shares of Parent Common Stock for all of the Shares ("Stock Election Shares") held by such record holder, (ii) to elect to receive cash for all of the Shares ("Cash Election Shares") held by such record holder or (iii) to indicate that such holder makes no such election for all of the Shares ("No-Election Shares") held by such record holder, provided, that notwithstanding anything in this Agreement to the contrary, the aggregate number of Shares to be converted into the right to receive the Per Share Stock Consideration in the Merger (the "Stock Number") will equal as nearly as practicable the product of (x) the Adjustment Ratio multiplied by (y) the total number of Shares outstanding (excluding Excluded Shares that are not Dissenters' Shares) immediately prior to the Effective Time. As used in this Agreement, the term "Adjustment Ratio" means the quotient rounded to four decimal places of (I) the product rounded to four decimal places of (A) 1.05 multiplied by (B) the Measurement Price multiplied by (C) the total number of Shares outstanding immediately prior to the Effective Time (excluding Excluded Shares that are not Dissenters' Shares) (the product of (A), (B) and
(C), the "Aggregate Stock Value"), divided by (II) the sum of (A) the product rounded to one decimal place of 14.40 multiplied by the total number of Shares outstanding immediately prior to the Effective Time (excluding Excluded Shares that are not Dissenters' Shares) and (B) the Aggregate Stock Value. All such elections (each, an "Election") shall be made on a form designed for that purpose by Parent and reasonably acceptable to the Company (an "Election Form"). Any Shares for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form (excluding any Dissenters' Shares) will be deemed No-Election Shares. All Dissenters' Shares will be deemed Cash Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts; for purposes of clarity, the trustee of the Wallace Computer Services, Inc. Benefit Trust will be entitled to submit Election Form(s), in accordance with directions received from the Company, as though such trustee were a record holder acting separately on behalf of each of the plan participants whose awards are payable in Shares held by such trust. The exchange agent (the "Exchange Agent") will be a bank or trust company in the United States or Canada selected by Parent and reasonably acceptable to the Company.

     (c) The allocation among the holders of Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger will be made as follows:

          (i) Number of Stock Elections Less Than Stock Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, then

             (A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

             (B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Number, and each such allocated No-Election Share (each, a "Stock-Selected No-Election Share") will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is equal to or less than the Stock Number, all No-Election Shares will be Stock-Selected No-Election Shares,

             (C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable the Stock Number, and each such allocated Cash Election Share (each, a "Converted Cash Election Share") will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

             (D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; or

          (ii) Number of Stock Elections Greater Than Stock Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Number, then

             (A) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,

             (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares ("Converted Stock Election Shares") so that the difference of (x) the number of Stock Election Shares less (y) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

             (C) each Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

     4.2. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Shares will cease to be, and will have no rights as, stockholders of the Company, other than the right to receive (a) any dividend or other distribution with respect to such Shares with a record date occurring prior to the Effective Time, (b) the Consideration provided under this Article IV and (c) any cash in lieu of any fractional share of Parent Common Stock. After the Effective Time, there will be no transfers on the stock transfer books of the Company or the Surviving Corporation of Shares.

     4.3. Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional share of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Holdco will pay to each holder of Shares who otherwise would be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates (as defined in Section 4.4(a)) delivered to the Exchange Agent or held by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Measurement Price.

     4.4. Exchange Procedures. (a) At the time of mailing of the Prospectus/Proxy Statement to holders of record of Shares entitled to vote at the Stockholders Meeting, Parent will mail, or cause the Exchange Agent to mail, therewith an Election Form and a letter of transmittal to each such holder. To be effective, an

Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., New York City time, on the business day that is three trading days prior to the Closing Date (which date shall be publicly announced by Parent as soon as practicable prior to such date) (the "Election Deadline") and accompanied by the certificates representing all the Shares ("Old Certificates") as to which such Election Form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery by an eligible organization) in the case of shares that are not held in book entry form. For shares that are held in book entry form, Parent shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to the Company. Parent shall have discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms. Any such determination of Parent or the Exchange Agent shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 4.1 hereof, and, after consultation with Parent and the Company, all such computations will be conclusive and binding on the former holders of Shares absent manifest error. Any Shares for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form will be deemed No-Election Shares. Any Election Form may be revoked, by the stockholder who submitted such Election Form to the Exchange Agent, only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 4.4 for the implementation of the Elections provided for herein as shall be necessary or desirable to effect fully such Elections. Prior to the Effective Time, Parent and Merger Sub will enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 4.4, the provisions of which agreement may vary the provisions of such Sections in any respect not material and adverse to the stockholders of the Company.

     (b) At or promptly after the Effective Time, Holdco will deposit or will cause to be deposited, with the Exchange Agent certificates representing shares of Parent Common Stock ("New Certificates") and an amount of cash (such New Certificates and cash, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) and any cash in lieu of any fractional share of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") sufficient to deliver to the holders of Shares the aggregate Consideration to which such holders are entitled pursuant to Section 4.1, together with all cash and other property to which such holders may be entitled pursuant to Sections 4.2 and 4.3 in respect of dividends and distributions or cash in lieu of fractional share interests. Parent hereby agrees that, in consideration of payment in the amount of $200 million received by it from Holdco prior to the Effective Time, and in consideration of the issuance to Parent of stock of Holdco having a value equal to the value of the Parent Common Stock as of the Effective Time less $200 million, which consideration Holdco hereby agrees to pay to and issue to Parent, Parent will issue and deposit with the Exchange Agent, at or promptly after the Effective Time, the Parent Common Stock. At the time of the foregoing deposits, Parent, Holdco and the Surviving Corporation will irrevocably instruct the Exchange Agent to deliver such Consideration to the holders of Shares after the Effective Time in accordance with the procedures of the Exchange Agent referred to in
Section 4.4(a).

     (c) The Surviving Corporation will cause the New Certificates into which Shares are converted into the right to receive at the Effective Time and/or any cash in respect of any Per Share Cash Consideration, cash in lieu of fractional share interests or dividends or distributions which such person is entitled to receive to be delivered to such stockholder upon delivery (if not previously delivered) to the Exchange Agent of Old Certificates representing such Shares owned by such stockholder (or, if any of such Old Certificates are lost, stolen or destroyed, the procedures of Section 4.4(g) are followed). No interest will be paid on any Consideration, or any cash in respect of fractional share interests or dividends or distributions, that any such person is entitled to receive pursuant to this Article IV upon such delivery to the Exchange Agent of Old Certificates.

     (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) No dividends or other distributions on shares of Parent Common Stock with a record date occurring after the Effective Time will be paid to the holder of any unsurrendered Old Certificate representing Shares converted in the Merger into the right to receive such shares of Parent Common Stock until the holder thereof is entitled to receive New Certificates in exchange therefor in accordance with this Article IV, and no such Shares will be eligible to be voted at any meeting of holders of shares of Parent Common Stock until the holder of the related Old Certificates is entitled to receive New Certificates in accordance with this Article IV. After becoming so entitled in accordance with this Article IV, the record holder will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock such holder had the right to receive upon surrender of such Old Certificates.

     (f) Any portion of the Exchange Fund that remains unclaimed by the holders of Old Certificates for six months after the Effective Time will be returned to or to the direction of Parent. Any stockholders of the Company who have not theretofore complied with this Article IV thereafter shall look only to Parent for payment of their claim for Per Share Stock Consideration, Per Share Cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect of each Share represented by such Old Certificates such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

     (g) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined below) claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to this Article IV upon due surrender of and deliverable in respect of the Shares represented by such Old Certificate pursuant to this Agreement.

     For the purposes of this Agreement, the term "Person" or "person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

     (h) Affiliates. Notwithstanding anything herein to the contrary, Old Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.8) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.8 hereof.

     4.5. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), dividend or distribution, recapitalization, merger, subdivision, combination, issuer tender or exchange offer, or other similar transaction, the Per Share Cash Consideration and/or the Per Share Stock Consideration will be adjusted appropriately to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such reclassification, split, dividend, distribution, recapitalization, merger, subdivision, combination, tender or exchange or similar transaction.

     4.6. Dissenting Stockholders. Dissenters' Shares will be paid for by or at the direction of Parent in accordance with Section 262 of the DGCL. The Company shall give Parent prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenters' Shares or offer to settle, or settle, or negotiate in respect of any such demands.

     4.7. Right to Withhold Taxes; Real Estate Transfer Taxes. (a) Parent shall be entitled to deduct or withhold any Taxes required to be deducted or withheld from the Per Share Cash Consideration under Law. Any such amount deducted or withheld shall be treated as if paid to the stockholder.

     (b) Parent shall pay or cause to be paid all state or local real property transfer, gains or similar Taxes, if any (collectively, the "Transfer Taxes"), attributable to the transfer of the beneficial ownership of the Company's and its Subsidiaries' real properties, any penalties or interest with respect thereto, payable in connection with the consummation of the Merger and/or the Subsequent Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 4.7(b) in the preparation of any return with respect to Transfer Taxes.

     4.8. Subscription for Subco Membership Interests. At the effective time of the Subsequent Merger, in consideration for Holdco arranging for the issuance by Parent of Parent Common Stock and the payment by Holdco of cash to the holders of Shares in accordance with this Article IV, Subco shall issue to Holdco a fully participating membership interest in Subco.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company prior to entering into this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub that:

          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the certificates of incorporation and by-laws or equivalent organizational documents ("Organizational Documents") of the Company and its "Significant Subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")), each as amended to date. The Organizational Documents so made available are in full force and effect. Section 5.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries (other than any Subsidiaries that have no operations and have no employees) is organized and qualified to do business.

          As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means an effect or change that, individually or in the aggregate with other such effects or changes, is both material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets, or liabilities of the Company and its Subsidiaries taken as a whole; provided, however, that (i) to the extent any effect or change is caused by or results from conditions affecting the United States economy generally, it shall not be taken into account in determining whether there has been (or whether there is reasonably likely to be) a "Company Material Adverse Effect," and (ii) to the extent any effect or change is caused by or results from conditions generally affecting the industries (including the form and label and commercial print industries) in which the Company conducts its business, it shall not be taken into account in determining whether there has been (or whether there is reasonably likely to be) a "Company Material Adverse Effect" and (iii) to the extent any effect or change is caused by or results from the announcement or pendency of this Agreement, it shall not be taken into account in determining whether there has been (or whether there is reasonably likely to be) a "Company Material Adverse Effect."

        (b) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $50.00 per share ("Preferred Shares"). As of the close of business on January 10, 2003 42,065,499 shares of Company Common Stock were outstanding, no Preferred Shares were issued or outstanding and 3,698,022 shares of Company Common Stock were held in the treasury or by Subsidiaries of the Company. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares reserved for issuance, except that, as of January 12, 2003, (x) there were (i) 3,824,436 shares of Company Common Stock reserved for issuance pursuant to outstanding options granted under the Company's 2001 Stock Incentive Plan, 1997 Stock Incentive Plan and 1989 Stock Option Plan and 1,417,593 shares reserved for issuance pursuant to future grants or options under such plans and the Company's Stock Deferral Plan, (ii) 1,405,859 shares of Company Common Stock reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan, (iii) 62,089 shares of Company Common Stock reserved for future issuance pursuant to the Company's Director Retainer Fee Plan and (iv) shares of Company Common Stock to be delivered in respect of dividends on shares of Company Common Stock deferred pursuant to the Company's Amended and Restated Executive Incentive Plan, under which 165,425.2 shares of Company Common Stock were deferred under such plan as of January 15, 2003 (the "Stock Plans"), and (y) there were 3,437,088 Preferred Shares reserved for issuance pursuant to the rights (the "Rights") under the Stockholder Rights Agreement, dated as of March 14, 2000, between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"). The Company Disclosure Schedule contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plans other than pursuant to the Company's Employee Stock Purchase Plan (each a "Company Option"), including the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). The Company does not own, directly or indirectly, any voting interest in any Person that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

          (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Requisite Vote"), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

          (ii) The Board of Directors of the Company (A) has unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisor, Dresdner Kleinwort Wasserstein, Inc., to the effect that the Consideration is fair from a financial point of view to holders of Shares (other than Parent and its "Affiliates" (as defined in Rule 12b-2 under the Exchange Act)), a copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company's Board of Directors and may not be relied on by Parent or Merger Sub.

          (d) Governmental Filings; No Violations; Certain Contracts. (i) Other than the filings, notices and/or approvals (A) pursuant to Section 1.3, (B) under the HSR Act, (C) under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), (D) to comply with state securities or "blue-sky" laws, (E) required to be made with the New York Stock Exchange, Inc. ("NYSE") and (F) required and customary filings pursuant to any state environmental transfer statutes including, without limitation, the New Jersey Industrial Site Recovery Act N.J.S.A. 13:1K-6 et seq. and the Connecticut Transfer Act, C.G.S. 22a-134a et seq., no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in
     (A) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 5.1(d) of the Company Disclosure Schedule sets forth a correct and complete list of (i) any of the top fifty customer Contracts of the Company based upon five months revenues prior to January 1, 2002 and (ii) any real property leases of the Company and its Subsidiaries for more than 20,000 square feet of space, in each case, pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

          (e) Company Reports; Financial Statements. The Company has delivered to the Parent each registration statement, report, proxy statement or information statement prepared by it since July 31, 2002 (the "Audit Date"), including the Company's Annual Report on Form 10-K for the year ended July 31, 2002 and Quarterly Report on Form 10-Q for the period ended October 31, 2002 (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any other reports filed with the SEC subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. The Company has no cash obligations or liabilities with respect to any restructuring plan, including with respect to the Company's 2000 and 2002 restructuring plans.

          (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has knowledge that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; or (iv) any change by the Company in accounting principles or any material accounting practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course.

          (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to Environmental Law (as defined in Section 5.1(k)) or any other facts or circumstances of which the Company has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (h) Employee Benefits. (i) A copy of each written, and a description of each unwritten, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h)(i) of the Company Disclosure Schedule and any Compensation and Benefit Plan that is the subject of a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified in such Section 5.1(h)(i).

          (ii) To the knowledge of the Company, except as set forth in Section 5.1(h)(ii) of the Company Disclosure Schedule, all Compensation and Benefit Plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "Multiemployer Plans" (as within the meaning of Section 3(37) of ERISA), (the "ERISA Plans") are in material compliance with all applicable law, including the Code and ERISA. Each ERISA Plan that is an "employee pension benefit plan" within the meaning of
     Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS") covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"), is the subject of a request to the IRS for such favorable determination letter submitted within the applicable remedial amendment period under Section 401(b) of the Code, or is entitled to rely upon the favorable opinion letters described above, and the Company is not aware of any circumstances likely to result in revocation of any such favorable opinion or determination letter. Except as set forth in
     Section 5.1(h)(ii) of the Company Disclosure Schedule, each "employee pension benefit plan" set forth in Section 5.1(h)(ii) of the Company Disclosure Schedule which was merged into an ERISA Plan and that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS covering all tax law changes between 1994 and 2000 (collectively, "GUST"), was entitled to rely upon a favorable GUST opinion letter as described above or was merged into an ERISA Plan prior to the expiration of the GUST remedial amendment period under Section 401(b) of the Code. There is no pending or, to the knowledge of the Company, threatened material litigation relating to the ERISA Plans. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or
     Section 502 of ERISA. Neither the Company nor any of its Subsidiaries has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor's (the "DOL") Voluntary Fiduciary Correction program with respect to any ERISA Plan.

          (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a single employer together with the Company pursuant to Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iv) All contributions or premiums required to be made under the terms of any Compensation and Benefit Plan or by law as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any "single-employer plan," as defined above, of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any "single-employer plan," as defined above, of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year. The withdrawal liability of the Company and its Subsidiaries under each Multiemployer Plan to which the Company, any of its Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal" within the meaning of
     Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $5,000,000.

          (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any ERISA Plan, except as set forth in Section 5.1(h)(vi) of the Company Disclosure Schedule. Each such plan contains provisions that allow the Company or its Subsidiaries to amend or terminate such plan at any time.

          (vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation and Benefit Plan which would increase materially the expense of maintaining such Compensation and Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year. Except as disclosed in Section 5.1(h)(vii) of the Company Disclosure Schedule, the execution of this Agreement, shareholder approval of this Agreement, or consummation of the Merger and the other transactions contemplated by this Agreement will not (u) entitle any employees of the Company or its Subsidiaries to severance pay, (v) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, (w) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans, (x) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Compensation and Benefit Plans, (y) cause the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Compensation and Benefit Plans that are not deductible pursuant to
     Section 162(m) or Section 280G of the Code.

          (viii) None of the Compensation and Benefit Plans is subject to the Laws of any jurisdiction outside of the United States of America.

          (ix) Section 5.1(h)(ix) of the Company Disclosure Schedule sets forth the amount of bonuses accrued as of December 31, 2002 with respect to all employees of the Company and its Subsidiaries and the amount of bonuses targeted to be accrued for the remainder of fiscal year 2003.

          (i) Compliance with Laws; Permits. Except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for any violation that is not material. Except as set forth in the Company Reports filed prior to the date hereof and except as to matters that individually and in the aggregate are immaterial, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business in all material respects as presently conducted.

          (j) Takeover Statutes. The Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary to exempt the Merger from Article NINTH of the Restated Certificate of Incorporation of the Company. To the knowledge of the Company, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any anti-takeover provision in the Company's Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

          (k) Environmental Matters. Except as disclosed in the Company Reports prior to the date hereof and except for matters that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement:
     (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance which could reasonably be expected to require remediation pursuant to any Environmental Law; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination could reasonably be expected to require remediation pursuant to any Environmental Law; (iv) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, indemnity or other agreement with any Governmental Entity or any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) the Company has made available to Parent copies of all material environmental reports, studies, assessments, sampling data and other environmental documents in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

          As used herein, the term "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

          As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which is the subject of regulatory action by any Government Entity in connection with any Environmental Law.

          (l) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them, except where failures to so prepare or file Tax Returns are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (ii) all such filed Tax Returns are complete and accurate in all respects, except where failure to be complete and accurate are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (iii) have duly and timely paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith in appropriate proceedings and reserved for in accordance with GAAP and except where failures to so pay are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and (iv) have not waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. The Tax Returns referred to in clause (i) of the previous sentence, to the extent related to income, sales or use Taxes, have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired. As of July 31, 2002, there were no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters. The Company has made available to Purchaser true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by the Company and its Subsidiaries for taxable years ended after December 31, 1995 and before the date hereof. The Company and each of its Subsidiaries have complied with all United States federal information reporting requirements and has retained all necessary information in its files to permit continued compliance with informational reporting requirements, except where failures to so comply or retain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There are no material liens on any of the assets of the Company or any of its Subsidiaries, except for liens relating to current taxes not yet due and payable. No closing or similar agreements have been entered into by any taxing authority with the Company or any of its Subsidiaries, except closing and similar agreements that are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any predecessor to the Company has made with respect to the Company, or any predecessor of the Company any consent under Section 341 of the Code. Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company). None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this agreement.

          As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes," and "Taxable") includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, document, transfer, payroll, sales, employment, unemployment, social security, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

          (n) Insurance. The Company and its Subsidiaries maintain fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage and other insurance policies, as applicable, that are consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses.

          (o) Intellectual Property. (i) The Company and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, technology, trade secrets, know-how, computer software and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, and to the knowledge of the Company all patents, trademarks, trade names, service marks, domain names and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting.

          (ii) Except as disclosed in Company Reports filed prior to the date hereof:

             (A) neither the Company nor any of its Subsidiaries is, or will the Company or any of its Subsidiaries be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, in violation of any material licenses, sublicenses or other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, domain names, copyrights, technology, trade secrets, know-how, computer software or tangible or intangible proprietary information or materials (collectively, "Third-Party Intellectual Property Rights");

             (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, domain names, registered and material unregistered copyrights, trade names, and any applications therefor, technology, trade secrets, know-how, computer software or tangible or intangible proprietary information or materials owned by the Company or any of its Subsidiaries (collectively, the "Company Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any Person, except for immaterial claims;

             (C) to the knowledge of the Company, there are no valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product or service as now used, sold or licensed by the Company or any of its Subsidiaries, infringes, misappropriates or violates any copyright, patent, trademark, service mark, domain name, trade secret or other proprietary right of any Person; (II) against the use by the Company or any of its Subsidiaries, of any Company Intellectual Property Right or Third-Party Intellectual Property Right used in the business of the Company or any of its Subsidiaries as currently conducted; (III) challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights; or
        (IV) challenging the license or legally enforceable right to use the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

             (D) to the knowledge of the Company, there is no unauthorized use, infringement, misappropriation or violation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

          (p) Rights Plan. The Company has amended the Rights Agreement to provide that Parent shall not be deemed an "Acquiring Person" and that the Rights will not separate from the Shares, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

          (q) Canadian Operations. The aggregate gross book value of the assets in Canada of the Company and its "affiliates" (within the meaning of Section (2) of the Competition Act (Canada)) and the gross revenues from sales in or from Canada generated from those assets determined in each case as prescribed in Part IX of the Competition Act (Canada) and the Regulations thereunder do not exceed C$35 million. The Company is not a reporting issuer or equivalent for the purposes of any Canadian securities laws. The Company has not made a prospectus offering in the Province of Quebec or a distribution exempt from section 43, 47, 48 or 63 of the Securities Act (Quebec).

          (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Dresdner Kleinwort Wasserstein, Inc. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

     5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent prior to entering into this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub each hereby represent and warrant to the Company that:

          (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which one share of common stock is validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) except as contemplated by Section 4.8 of this Agreement, no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (b) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and its Significant Subsidiaries' Organizational Documents, each as amended to the date hereof. Parent's and its Significant Subsidiaries' Organizational Documents so made available are in full force and effect.

          As used in this Agreement, the term "Parent Material Adverse Effect" means an effect or change that, individually or in the aggregate with other such effects or changes, is both material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets or liabilities of Parent and its Subsidiaries taken as a whole; provided, however, that (i) to the extent any effect or change is caused by or results from conditions affecting the United States economy generally, it shall not be taken into account in determining whether there has been (or whether there is reasonably likely to be) a "Parent Material Adverse Effect," and (ii) to the extent any effect or change is caused by or results from conditions generally affecting the industries (including the form and label and commercial print industries) in which Parent conducts its business, it shall not be taken into account in determining whether there has been (or whether there is reasonably likely to be) a "Parent Material Adverse Effect" and (iii) to the extent any effect or change is caused by or results from the announcement or pendency of this Agreement, it shall not be taken into account in determining whether there has been (or whether there is reasonably likely to be) a "Parent Material Adverse Effect."

          (c) Capital Structure. The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, of which approximately 111,842,348 shares were outstanding as of the close of business on January 14, 2003, and an unlimited number of Preference Shares, issuable in series, and an unlimited number of Series 1 Preference Shares (collectively, the "Parent Preference Shares"). No Parent Preference Shares were outstanding as of the close of business on January 14, 2003. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no shares of Parent Common Stock or Parent Preference Shares reserved for issuance, except that, as of January 15, 2003, there were 5,666,913 shares of Parent Common Stock reserved for issuance pursuant to the 1985, 1994, 1999 and 2001 Long Term Incentive Plans (the "Parent Stock Plans") and the Option Agreements dated as of April 18, 2002. Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by a direct or indirect wholly owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and as provided in Section 4.8, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter ("Parent Voting Debt").

          (d) Corporate Authority. (i) Except as may be required by The Toronto Stock Exchange ("TSX"), no vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

          (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

          (e) Governmental Filings; No Violations. (i) Other than the filings, notices and/or approvals (A) pursuant to Section 1.3, (B) under the HSR Act, (C) under the Securities Act and the Exchange Act, (D) to comply with state securities or "blue sky" laws, (E) as may be required by the NYSE and the TSX in respect of the shares of Parent Common Stock to be issued in the Merger and the listing of the Parent Common Stock on such stock exchanges and (F) as are required to be made or obtained under the Canada Business Corporations Act and Canadian securities laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents or, if applicable, the resolutions of stockholders, of Parent and Merger Sub, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Section 5.2(e) of the Parent Disclosure Schedule sets forth a correct and complete list of Contracts of Parent and its Subsidiaries (other than Contracts terminable upon sixty or fewer days' notice) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and
     (C) above).

          (f) Parent Reports; Financial Statements. Parent has delivered to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 2001 (the "Parent Audit Date"), including (i) Parent's Annual Report on Form 10-K for the year ended December 31, 2001 and (ii) Parent's Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with Canadian generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

          (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, business, operations, results of operations, properties, assets or liabilities of Parent and its Subsidiaries or any development or combination of developments of which management of Parent has knowledge that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except as expressly permitted hereby; or (iv) any change by Parent in accounting principles, practices or methods. Since the Parent Audit Date, except as provided for herein or as disclosed in the Parent Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Parent or any of its Subsidiaries to officers or key employees or any amendment of any of the Parent Compensation and Benefit Plans other than increases or amendments in the ordinary course.

          (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Parent has knowledge that could result in any claims against, or obligations or liabilities of, Parent or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (i) Employee Benefits. (i) A copy of each written, and a description of each unwritten, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Parent and its Subsidiaries (the "Parent Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Parent Compensation and Benefit Plan has been made available to the Company prior to the date hereof. The Parent Compensation and Benefit Plans are listed in Section 5.2(i)(i) of the Parent Disclosure Schedule and any Parent Compensation and Benefit Plan that is the subject of a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified in such Section 5.2(i)(i).

          (ii) To the knowledge of Parent, except as set forth in Section 5.2(i)(ii) of the Parent Disclosure Schedule, all Compensation and Benefit Plans that are subject to ERISA, other than Multiemployer Plans, (the "Parent ERISA Plans") are in material compliance with all applicable law, including the Code and ERISA. Each Parent ERISA Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Parent Pension Plan") and that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS covering all tax law changes prior to the EGTRRA, is the subject of a request to the IRS for such favorable determination letter submitted within the applicable remedial amendment period under Section 401(b) of the Code, or is entitled to rely upon the favorable opinion letters described above and Parent is not aware of any circumstances likely to result in revocation of any such favorable opinion or determination letter. There is no pending or, to the knowledge of Parent, threatened material litigation relating to the Parent ERISA Plans. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. Neither Parent nor any of its Subsidiaries has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction program with respect to any Parent ERISA Plan.

          (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered an ERISA Affiliate of Parent. Parent and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan (regardless of whether based on contributions of an ERISA Affiliate of Parent). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Parent Pension Plan or by any ERISA Affiliate of Parent within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iv) All contributions and premiums required to be made under the terms of any Parent Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date hereof. Neither any Parent Pension Plan nor any "single-employer plan," as defined above, of an ERISA Affiliate of Parent has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of Parent has an outstanding funding waiver. Neither Parent nor its Subsidiaries has provided, or is required to provide, security to any Parent Pension Plan or to any "single-employer plan" of an ERISA Affiliate of Parent pursuant to Section 401(a)(29) of the Code.

          (v) Under each Parent Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Parent Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Parent Pension Plan, and there has been no material change in the financial condition of such Parent Pension Plan since the last day of the most recent plan year. The withdrawal liability of Parent and its Subsidiaries under each Multiemployer Plan to which Parent, any of its Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal" within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $5,000,000.

          (iv) Neither Parent nor its Subsidiaries have any material obligations for retiree health and life benefits under any Parent ERISA Plan, except as set forth in the Parent Disclosure Schedule. Each such plan contains provisions that allow Parent or its Subsidiaries to amend or terminate such plan at any time.

          (vii) There has been no amendment to, announcement by Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Parent Compensation and Benefit Plan which would increase materially the expense of maintaining such Parent Compensation and Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year. Parent confirms that, as of the date hereof, Parent does not intend to make any material change to the Parent Compensation and Benefit Plans. The execution of this Agreement, shareholder approval of this Agreement, or consummation of the Merger and the other transactions contemplated by this Agreement will not (u) entitle any employees of Parent or its Subsidiaries to severance pay, (v) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Parent Compensation and Benefit Plans, (w) result in any breach or violation of, or default under, any of the Parent Compensation and Benefit Plans, (x) limit or restrict the right of Parent to merge, amend or terminate any of the Parent Compensation and Benefit Plans, (y) cause Parent or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of Parent Compensation and Benefit Plans that are not deductible pursuant to Section 162(m) or Section 280G of the Code or pursuant to the Income Tax Act (Canada) to the extent such payments were so deductible prior to said events.

          (viii) All Parent Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of Parent and its Subsidiaries ("Non-U.S. Parent Compensation and Benefit Plans") are and have been registered, qualified, invested and administered in all material respects in accordance with applicable local law and the terms of such Non-U.S. Parent Compensation and Benefit Plans. Parent and its Subsidiaries have complied with all material obligations under such Non-U.S. Parent Compensation and Benefit Plans and there is no proceeding, action, complaint, investigation or claim in respect of any Non-U.S. Parent Compensation and Benefit Plan initiated by any regulatory authority or any other person (other than routine inquiries and claims for benefits). Each Non-U.S. Parent Compensation and Benefit Plan which is a funded plan is fully funded as of the last actuarial valuation date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore as filed with applicable regulatory authorities. None of the Non-U.S. Parent Compensation and Benefit Plan (other than pension plan) provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

          (j) Compliance with Laws; Permits. Except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation in any material respect of any Laws, except for any violation that is not material. Except as set forth in the Parent Reports filed prior to the date hereof and except as to matters that individually and in the aggregate are immaterial, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of Parent, no material change is required in Parent's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Parent and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business in all material respects as presently conducted.

          (k) Takeover Statutes. No Takeover Statute or any anti-takeover provision in the Parent's Organizational Documents is, or at the Effective Time will be, applicable to Parent, the Parent Common Stock, the Merger or the other transactions contemplated by this Agreement.

          (l) Environmental Matters. Except as disclosed in the Parent Reports prior to the date hereof and except for matters that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement: (i) the Parent and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance which could reasonably be expected to require remediation pursuant to any Environmental Law; (iii) no property formerly owned or operated by Parent or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination could reasonably be expected to require remediation pursuant to any Environmental Law; (iv) neither Parent nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third party property; (v) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction indemnity or other agreement with any Governmental Entity or third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) Parent has made available to the Company copies of all material environmental reports, studies, assessments, sampling data and other environmental documents in its possession relating to Parent or its Subsidiaries or their respective current and former properties or operations.

          (m) Financing Commitment Letter; Ownership of Shares. (i) Parent has delivered to the Company a complete and correct copy of the commitment letter, dated the date hereof, pursuant to which the lenders have committed, upon the terms and subject to the conditions set forth therein, to provide financing to Parent in respect of the transactions contemplated by this Agreement (the "Commitment Letter").

          (ii) Neither Parent nor any of its Subsidiaries "Beneficially Owns" or is the "Beneficial Owner" of (as such terms are defined in the Rights Agreement, as amended) any Shares.

          (n) Intellectual Property. (i) Parent and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, technology, trade secrets, know-how, computer software and tangible or intangible proprietary information or materials that are used in the business of Parent and its Subsidiaries as currently conducted, and to the knowledge of Parent, all patents, trademarks, trade names, service marks, domain names and copyrights owned by Parent and/or its Subsidiaries are valid and subsisting.

          (ii) Except as disclosed in Parent Reports filed prior to the date hereof:

             (A) neither Parent or any of its Subsidiaries is, nor will Parent or any of its Subsidiaries be as a result of the execution and delivery of this Agreement or the performance of Parent's obligations hereunder, in violation of any material licenses, sublicenses or other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, domain names, copyrights, technology, trade secrets, know-how, computer software or tangible or intangible proprietary information or materials (collectively, "Parent Third-Party Intellectual Property Rights");

             (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, domain names, registered and material unregistered copyrights, trade names, and any applications therefor, technology, trade secrets, know-how, computer software or tangible or intangible proprietary information or materials owned by Parent or any of its Subsidiaries (collectively, the "Parent Intellectual Property Rights"); or (II) Parent Third-Party Intellectual Property Rights are currently pending or, to the knowledge of Parent, are threatened by any Person, except for immaterial claims;

             (C) to the knowledge of Parent, there are no valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product or service as now used, sold or licensed by Parent or any of its Subsidiaries, infringes, misappropriates or violates any copyright, patent, trademark, service mark, domain name, trade secret or other proprietary right of any Person; (II) against the use by Parent or any of its Subsidiaries, of any Parent Intellectual Property Rights or Parent Third-Party Intellectual Property Rights used in the business of Parent or any of its Subsidiaries as currently conducted; (III) challenging the ownership, validity or enforceability of any of the Parent Intellectual Property Rights; or (IV) challenging the license or legally enforceable right to use of the Parent Third-Party Intellectual Rights by Parent or any of its Subsidiaries; and

             (D) to the knowledge of Parent, there is no unauthorized use, infringement or misappropriation or violation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its Subsidiaries.

          (o) Taxes. Parent and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, except where failures to so prepare or file Tax Returns are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect; (ii) all such filed Tax Returns are complete and accurate in all respects, except where failure to be complete and accurate are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, (iii) have duly and timely paid all Taxes (as defined below) that are required to be paid or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith in appropriate proceedings and reserved for in accordance with Canadian GAAP and except where failures to so pay are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect; and (iv) have not waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. The Tax Returns referred to in clause (i) of the previous sentence, to the extent related to income, sales or use Taxes, have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired. As of December 31, 2001, there were no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters. Parent has made available to the Company true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by Parent and its Subsidiaries for taxable years ended after December 31, 1995 and before the date hereof. Parent and each of its Subsidiaries have complied with all United States federal information reporting requirements and has retained all necessary information in its files to permit continued compliance with informational reporting requirements, except where failures to so comply or retain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. There are no material liens on any of the assets of Parent or any of its Subsidiaries, except for liens relating to current taxes not yet due and payable. No closing or similar agreements have been entered into by any taxing authority with the Parent or any of its Subsidiaries, except closing and similar agreements that are not reasonably expected to have a Parent Material Adverse Effect on Parent and its Subsidiaries. Neither Parent, any of its Subsidiaries, nor any predecessor to Parent or any of its Subsidiaries has made with respect to Parent, any of its Subsidiaries, or any predecessor of Parent or any of its Subsidiaries any consent under Section 341 of the Code. Neither Moore Holdings USA, Inc. nor any of its Subsidiaries is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Moore Holdings USA, Inc.). Neither Parent nor any of the Subsidiaries of Parent has been a party to any distribution during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

          (p) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Morgan Stanley & Co. Incorporated as its financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

          (q) Insurance. Parent and its Subsidiaries maintain fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage and other insurance policies, as applicable, that are consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses.

                                   ARTICLE VI

                                   COVENANTS

          6.1. Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as otherwise expressly set forth in this Agreement):

          (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

          (ii) it shall not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend its Organizational Documents or amend, modify or terminate the Rights Agreement; (C) other than in the case of any direct or indirect wholly owned Subsidiary, split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned Subsidiaries and other than regular quarterly cash dividends not in excess of $0.165 per Share; (E) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (iii) neither it nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable under the Stock Plans) except as set forth in
     Section 6.1(a)(iii) of the Company Disclosure Schedule; (B) other than as set forth on Section 6.1(a)(iii)(B) of the Company Disclosure Schedule, products sold to customers in the ordinary and usual course of business (without limitation as to dollar amount) or otherwise in the ordinary and usual course of business and not in an aggregate amount of more than $5,000,000, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries); (C) incur or modify any indebtedness other than tax-exempt indebtedness, indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries or indebtedness in an aggregate amount less than $2,000,000; provided that prior to incurring any indebtedness, if practicable, the Company shall provide Parent with a reasonable right of consultation prior to incurring any such indebtedness; provided, further, that the foregoing right of consultation shall not apply in the case of indebtedness in respect of letters of credit, guarantees or performance bonds or indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries; (D) make or authorize or commit for any capital expenditures other than as set forth on
     Schedule 6.1(a)(iii) of the Company Disclosure Schedule or which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000; provided that prior to making any expenditure not set forth on Schedule 6.1(a)(iii) of the Company Disclosure Schedule, if practicable, the Company shall provide Parent with a reasonable right of consultation prior to making any such expenditure; and (E) by any means, make any acquisition of, or investment in (i) stock of or other interest in, any other Person or (ii) except in the ordinary and usual course of business consistent with past practice, assets of any other Person;

          (iv) except as set forth in Section 6.1(a)(iv) of the Company Disclosure Schedule, or as required by the terms of this Agreement, neither it nor any of its Subsidiaries shall (A) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans except as required by law, (B) other than in the ordinary and usual course of business consistent with past practice and the Company's compensation budget with respect to employees at a compensation level of less than $80,000 a year, increase the compensation of any employee, (C) hire any employee at a compensation level expected to be more than $100,000 a year;

          (v) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

          (vi) neither it nor any of its Subsidiaries shall make any material Tax election or file any material income Tax Refund or implement or adopt any change in its accounting principles or material accounting practices, in all cases other than as may be required by applicable Laws or by GAAP;

          (vii) neither it nor any of its Subsidiaries shall take any action or omit to take any action that it reasonably expects would cause any of its representations and warranties herein to become untrue in any material respect; and

          (viii) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

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

          (b) Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as otherwise expressly set forth in this Agreement):

          (i) the business of it and its Subsidiaries shall be conducted in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

          (ii) it shall not (A) split, combine or reclassify its outstanding shares of capital stock; or (B) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned Subsidiaries;

          (iii) it shall not (A) enter into any transaction, other than as contemplated pursuant to this Agreement, to the extent any such transaction would require approval of the stockholders of Parent under applicable law or stock exchange rules; or (B) enter into an agreement relating to any acquisition, merger, consolidation or purchase that would reasonably be expected to (I) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (II) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, or (III) significantly increase the risk of not being able to remove any such order on appeal or otherwise;

          (iv) amend Parent's or Merger Sub's Organizational Documents;

          (v) neither it nor any of its Subsidiaries shall take any action or omit to take any action that it reasonably expects would cause any of its representations and warranties herein to become untrue in any material respect; and

          (vi) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     6.2. Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise knowingly facilitate any inquiries or the making by any third party of any proposal or offer with respect to a purchase, merger, reorganization, share exchange, consolidation or similar transaction involving any material portion of the consolidated assets of the Company or fifteen (15%) or more of any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) at any time prior, but not after, the Stockholders Meeting (as defined in Section 6.4) is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7);
(C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that failure to do so would be inconsistent with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause
(C) or (D) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and could, in the case of (C), and would, in the case of (D), if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement (as defined in Section 9.7). The Company agrees that it will notify Parent promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

     6.4. Stockholders Meeting. The Company will take, in accordance with applicable law and its Organizational Documents, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement; provided, however, that the Company may postpone or adjourn the Stockholders Meeting to a date promptly after Parent has entered into definitive financing agreements or provided other evidence reasonably satisfactory to the Company that Parent has the ability to borrow at the Closing funds sufficient to pay the aggregate Per Share Cash Consideration, transaction expenses, refinance indebtedness of Parent, the Company and their respective Subsidiaries and otherwise consummate the transactions contemplated under this Agreement and the Commitment Letter (entering into such definitive financing agreements or providing such evidence being the "Financing Event"). Subject to fiduciary obligations under applicable law, the Company's Board of Directors shall recommend and not withdraw such approval and shall take all lawful action to solicit such approval.

     6.5. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, including procuring any opinions necessary for such declaration and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use commercially reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement any necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

     (b) The Company and Parent each shall use commercially reasonable efforts to cause to be delivered a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement, except that the "comfort" letter delivered by the independent auditors of the Company need only cover the fiscal year ended July 31, 2002 and any periods reviewed by such independent auditors subsequent to such period.

     (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger, the financing for the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

     (e) The Company and Parent each shall use commercially reasonable efforts to obtain all necessary rulings or orders of Canadian securities regulatory authorities to exempt the distribution by Parent of the Parent Common Stock issued pursuant to this Agreement from the registration and prospectus requirements of applicable Canadian securities law and ensure that the first trade in the shares of Parent Common Stock so distributed shall not be considered to be a distribution, provided that the conditions set out in subsection (3) or (4) of section 2.6 of the Multilateral Instrument 45-102 and equivalent provisions in the province of Quebec are satisfied.

     (f) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

     (g) Notwithstanding any other provision of this Section 6.5, Parent shall use its reasonable best efforts to satisfy the conditions contained in Section 7.2(e) of this Agreement.

     (h) The Company and Parent shall promptly make all filings, notifications, applications, permit transfers and other submissions relating to the Offer and Merger required or customary pursuant to any Environmental Laws including without limitation those relating to the ownership, operation or transfer of real property such as the New Jersey Industrial Site Recovery Act N.J.S.A. 13:1K-6 et seq. and the Connecticut Transfer Act, C.G.S. 22a-134a et seq. ("Environmental Submissions"). The Company and the Parent shall provide each other with copies of all Environmental Submissions at the time of filing and the parties shall cooperate with each other in the preparation and execution of all Environmental Submissions.

     6.6. Taxation. None of Parent, Holdco, the Company or Subco shall knowingly take or cause to be taken any action, whether before or after the Effective Time that would disqualify the Merger and the Subsequent Merger, taken together, as a "reorganization" within the meaning of Section 368(a) of the Code, if they would otherwise so qualify.

     6.7. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford the officers, employees, counsel, accountants and other authorized representatives of the other party ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, records and personnel and, during such period, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section
6.7 shall affect or be deemed to modify any representation or warranty made by any party hereto and provided, further, that nothing in this Section 6.7 shall require any party hereto to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in (a) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (b) any violation of laws relating to the sharing of information between competitors, it being understood that the parties will provide extracts, or summaries, or aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure. The parties agree that requests for access to the properties and records of the Company and its Subsidiaries by environmental consultants and testing firms upon reasonable notice and during normal business hours shall be reasonably requested. In connection with and subject to the foregoing, the Company agrees to make available to Parent and its Representatives, promptly after they are available, monthly summary profit and loss statements for the Company consolidated and for each division and a summary month end consolidated balance sheet for the Company. The Company also agrees to give Representatives of Parent, upon reasonable notice and accompanied by the Chief Executive Officer or the Chief Operating Officer of the Company or another executive designated by one of them, an opportunity to meet periodically with sales and operations (including plant comptrollers) management of the Company to discuss integration plans and issues. All requests for information made pursuant to this Section 6.7 shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by such party. All such information shall be governed by the terms of the Confidentiality Agreement.

     6.8. Affiliates. Prior to the date of the Stockholders Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Stockholders Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act.

The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit A (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 6.8.

     6.9. Stock Exchange Listing and De-listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for issuance and listing on the TSX and the NYSE subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.10. Publicity; Employee Communications. (a) The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

     (b) Except to the extent such notice is not practicable, at least two business days prior to making or issuing any formal communication or correspondence to its or its Subsidiaries' employees concerning the transactions contemplated by this Agreement or the effects thereof, the Company shall provide Parent with a copy of such proposed communication or correspondence and give Parent the opportunity to comment on such communication or correspondence and shall not unreasonably reject any comments Parent shall make. Parent has commented on and approved the materials provided to it prior to the date hereof regarding the transactions contemplated by this Agreement.

     6.11. Benefits, etc. (a) Stock Options. Prior to the Effective Time, each outstanding Company Option, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive from the Company an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option and
(y) the excess of the Per Share Cash Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld in respect of such Company Option. Prior to the Effective Time, Parent and the Company shall cooperate in taking all commercially reasonable efforts necessary or advisable to effect the foregoing.

     (b) Employee Stock Purchase Plan. The Company shall terminate its Employee Stock Purchase Plan effective immediately following the last day of the offering period ending after the date of this Agreement, with the effect of such termination being that no Offering, within the meaning of such plan, shall commence after the date of this Agreement.

     (c) Employee Benefits. (i) Parent agrees that, as promptly as reasonably practicable following the Effective Time, Parent shall arrange for the employees of the Company and its Subsidiaries to participate in the employee benefit plans of Parent, including but not limited to Parent Compensation and Benefit Plans, on substantially the same terms and conditions of similarly situated employees of Parent. In the interim, Parent shall not reduce the aggregate level of benefits provided to the employees of the Company and its Subsidiaries under the Compensation and Benefit Plans (other than Stock Plans pursuant to which no new awards will be granted). Parent shall cause its employee benefit plans (including but not limited to vacation, severance and disability plans) to take into account for purposes of eligibility, benefits (excluding accruals under a defined benefit plan) and vesting thereunder service by employees of the Company and its Subsidiaries as if such service were with Parent to the same extent that such service was credited under a comparable plan of the Company. For purposes of each Parent employee benefit plan providing medical, dental, prescription drug, vision, life insurance or disability benefits to any employee of the Company or its Subsidiaries, Parent shall cause its employee benefit plans to (a) waive all pre-existing condition exclusions of its employee benefit plans with respect to such employees and their dependents to the same extent such exclusions were waived under a comparable plan of the Company and (b) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employees and their covered dependents under the applicable employee benefit plan of Parent. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans and, to the extent set forth in the Company Disclosure Schedule, all employee severance plans (or policies) in existence on the date hereof and set forth in the Company Disclosure Schedule and all employment or severance agreements entered into by the Company or adopted by the Board of Directors of the Company prior to the date hereof.

     (ii) The Company agrees that, prior to the Effective Time, neither the Company, the Board of Directors of the Company nor any committee thereof will
(x) take any action or omit to take any action which would cause a "Material Change" to occur under the terms of any applicable Compensation and Benefit Plan or (y) deposit any cash, marketable securities or other property or funds into the Company's Benefit Trust dated December 8, 1995, as thereafter amended.

     (iii) The Company, the Board of Directors of the Company or any duly authorized committee thereof may implement a retention plan for the benefit of those classes of key employees identified, including reasonably numerous classes and the minimum numbers of participants in each such class, by the Company to Parent which classes and allocation of benefit among classes are approved in writing by Parent (such approval not to be unreasonably withheld or delayed) after the date hereof; provided, that the implementation of such a retention plan shall not have an aggregate cost in excess of $3,000,000, $1,500,000 of which shall be payable on the Closing Date and $1,500,000 of which shall be payable on the date that is six months after the Closing Date (or if earlier, upon termination, with respect to any employee who is terminated by the Company after the Closing).

     (iv) Prior to the Effective Time, Parent and the Company shall take such actions as are necessary to cause the right of any nonemployee director to receive a deferred Share pursuant to the Company's Director Retainer Fee Plan or any employee to receive a deferred Share pursuant to the Company's Executive Incentive Plan, as such plans have been or are to be amended in accordance with this Agreement (the "Share Deferral Plans"), to be converted as of the Effective Time into either a right to receive from Parent the Per Share Cash Consideration or a right to receive from Parent the Per Share Stock Consideration, as elected by such nonemployee director or employee in the same manner as that set forth in
Section 4.1 of this Agreement with respect to an issued and outstanding Share held by such nonemployee director or employee immediately prior to the Effective Time. The payment of cash or shares of Parent Common Stock pursuant to this
Section 6.11(c)(iv) shall be made at the same time, and in the same manner, as provided under the terms of the applicable Share Deferral Plan; provided, however, that a right to receive a cash payment shall be credited with interest from the Effective Time until such payment, compounded quarterly, at the rate equivalent to the average Moody's Long-Term Corporate Bond Yield for the preceding calendar quarter as determined from the Moody's Investor Service, Inc. (or any successor thereto).

     (d) Election to Parent's Board of Directors. At its annual meeting in 2003, Parent shall cause to be nominated, and use its reasonable best efforts to cause to be elected as directors of Parent, for a term commencing upon the completion of the Merger, the following three members of the Board of Directors of the Company: Andrew J. McKenna, Jr., John C. Pope and Michael T. Riordan.

     6.12. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

     6.13. Indemnification; Directors' and Officers' Insurance. (a) Parent shall cause the Surviving Corporation to honor, and shall itself honor as if it were the Surviving Corporation, in each case, to the fullest extent permitted by applicable law, for a period of not less than six years from the Effective Time (or, in the case of matters occurring at or prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), all rights to indemnification or exculpation existing in favor of a director, officer, employee, agent or employee benefit plan fiduciary (an "Indemnified Party") of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), as provided in the Organizational Documents of the Company or any indemnification agreement, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time; provided, however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Organizational Documents of the Company or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Party and Parent; and provided, further, that nothing in this
Section 6.13 shall impair any rights of any Indemnified Party. Without limiting the generality of the preceding sentence, in the event that any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.13 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

     (b) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period or is at an annual premium in excess of 300% of the Current Premium, the Surviving Corporation will use its commercially reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of the Current Premium.

     (c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this
Section 6.13.

     (d) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.14. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.15. Parent Name. After the Effective Time, Parent will take all commercially reasonable efforts to amend its Organizational Documents to change its name to "Moore Wallace Incorporated".

     6.16. Section 16(b). The Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt (i) the conversion of Shares into cash or Parent Common Stock, (ii) the conversion of rights to receive deferred Shares into rights to receive cash or Parent Common Stock and (iii) the acquisition of Parent Common Stock and the right to receive Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of
Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly approved by holders of shares of Company Common Stock constituting the Company Requisite Vote in accordance with applicable law and the Organizational Documents of the Company.

          (b) NYSE and TSX Listing. The issue of shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been approved by the TSX and the conditions to such approval shall have been satisfied, and such shares shall have been approved for listing on the NYSE and the TSX subject only to official notice of issuance and other customary conditions.

          (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have (i) expired or been terminated, (ii) the rulings or orders referred to in Section 6.5(e), if any, shall have been obtained on terms and conditions to the reasonable satisfaction of each of the Company and Parent and shall not have been subsequently rescinded or revoked and (iii) other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), other than any immaterial Governmental Consents the failure of which to make or obtain would not subject any person or entity to any risk of criminal liability.

          (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order"), and (i) no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such Order and (ii) no other Person shall have instituted any proceeding that is pending and that has a reasonable possibility of resulting in a Parent Material Adverse Effect or a Company Material Adverse Effect or preventing or materially burdening or impairing the economic integration of the businesses of the Company and Parent.

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

          (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority; Approval and Fairness), 5.1(p) (Rights Plan), 5.1(r) (Brokers and Finders), the last sentence of Section 5.1(e) (Company Reports; Financial Statements) and clause (i) of Section 5.1(f) (Absence of Certain Changes) shall be true and correct with respect to those matters that are qualified by Company Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date). The representations and warranties of the Company set forth in this Agreement other than those listed in the preceding sentence, shall be true and correct, without giving effect to any "material adverse effect" or other materiality qualifiers within such representations and warranties, as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Company Material Adverse Effect or to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Parent shall have received a signed certificate of a senior executive officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (d) Material Adverse Effect on the Company. Since the date hereof, there shall not have been any effect, change or development that, individually or in the aggregate with other such effects, changes or developments, has had, or could reasonably be expected to have, a Company Material Adverse Effect.

          (e) Financing. Parent shall have entered into definitive financing agreements and shall have received funds thereunder which are sufficient to pay the aggregate Per Share Cash Consideration, transaction expenses, refinance indebtedness of Parent, the Company and their respective Subsidiaries and otherwise consummate the transactions contemplated under this Agreement and the Commitment Letter.

          (f) Accountant Letter(s). Parent shall have received, in form and substance reasonably satisfactory to Parent, from Deloitte & Touche the "comfort" letter(s) described in Section 6.5(b).

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

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in Sections 5.2(a) (Capitalization of Merger
     Sub), 5.2(b) (Organization, Good Standing and Qualification), 5.2(c) (Capital Structure), 5.2(d) (Corporate Authority), 5.2(p) (Brokers and Finders) and clause (i) of Section 5.1(g) (Absence of Certain Changes) shall be true and correct with respect to those matters that are qualified by Parent Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date). The representations and warranties of Parent set forth in this Agreement other than those listed in the preceding sentence shall be true and correct, without giving effect to any "material adverse effect" or other materiality qualifiers within such representations and warranties, as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Parent Material Adverse Effect or to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. The Company shall have received a signed certificate of a senior executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by a senior executive officer of Parent to such effect.

          (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents or approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          (d) Material Adverse Effect on Parent. Since the date hereof, there shall not have been any effect, change or development that, individually or in the aggregate with other such effects, changes or developments, has had, or could reasonably be expected to have, a Parent Material Adverse Effect.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by August 31, 2003 whether such date is before or after the date of approval by the stockholders of the Company (the "Termination Date"), (b) the Company's stockholders vote upon this Agreement at a meeting duly convened therefor or at any adjournment or postponement thereof and the vote of approval required by Section 7.1(a) shall not have been obtained thereat or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); provided, that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company:

          (a) if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within five days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, a written offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to
     Section 8.5. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (i) above until at least the sixth day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

          (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

          (c) (i) if the Financing Event shall not have occurred by August 29, 2003 and a reason for the Financing Event not having occurred is not the existence of a Company Material Adverse Effect or (ii) at any time on five business days notice given any time after the tenth business day following satisfaction of all of the conditions set forth in Section 7.1, 7.2 (other than Section 7.2(e)) and 7.3, excluding in each case ministerial matters capable of being provided or satisfied at Closing.

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement after a written request by Parent to do so prior to the fifth business day prior to the date of the Stockholders Meeting, (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

     8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

     (b) In the event that after the date hereof a bona fide Acquisition Proposal shall have been publicly announced or any Person shall have publicly announced that, subject to the Merger being disapproved by the Company's stockholders or otherwise rejected, it will make a bona fide Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to

Section 8.2(b), then the Company shall, upon the date of such termination, pay all of the charges and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000 and pay Parent a cash fee of $5,000,000, and if concurrently with such termination or within twelve months after such termination the Company shall agree to an Acquisition Proposal or an Acquisition Proposal shall be consummated, the Company shall pay Parent a cash fee of $17,500,000. All payments shall be made by wire transfer of same day funds.

     (c) In the event that after the date hereof a bona fide Acquisition Proposal shall have been publicly announced or any Person shall have announced that, subject to the Merger being disapproved by the Company's stockholders or otherwise rejected, it will make a bona fide Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a), then the Company shall, upon the date of such termination, pay all of the charges and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000 and if concurrently with such termination or within twelve months after such termination the Company shall agree to an Acquisition Proposal or an Acquisition Proposal shall be consummated, the Company shall pay Parent a cash fee of $22,500,000. All payments shall be made by wire transfer of same day funds.

     (d) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall, upon the date of such termination, pay all of the charges and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000 and pay Parent a cash fee of $22,500,000. All payments shall be made by wire transfer of same day funds.

     (e) (i) In the event that after the date hereof a bona fide Acquisition Proposal shall have been publicly announced or any Person shall have publicly announced that, subject to the Merger being disapproved by the Company's stockholders or otherwise rejected, it will make a bona fide Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by Parent pursuant to Section 8.4(a), or (ii) in the event that this Agreement is terminated by Parent pursuant to Section 8.4(a), and a fee has not been paid in respect of clause (i) above, and concurrently with such termination or within twelve months after such termination the Company shall agree to an Acquisition Proposal or an Acquisition Proposal shall be consummated, then the Company shall, in the case of clause (i) on the date of such termination and in the case of clause (ii) upon the earlier of agreeing to an Acquisition Proposal or consummating an Acquisition Proposal, pay all of the charges and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000 and pay Parent a cash fee of $22,500,000. All payments shall be made by wire transfer of same day funds.

     (f) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(c), then Parent shall, upon the date of such termination, pay all of the charges and expenses, incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000 and pay the Company a cash fee of $22,500,000. All payments shall be made by wire transfer of same day funds. The payment by Parent to the Company pursuant to this Section 8.5(f) of the fee and expenses contemplated by this Section 8.5(f) shall constitute liquidated damages for any breach by Parent or Merger Sub of this Agreement relating to the failure to satisfy the condition in Section 7.2(e) and neither Parent nor Merger Sub shall have any further liability in respect of any such breach.

     (g) The Company and Parent acknowledge that the agreements contained in Sections 8.5(b) through (f) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, each of the parties hereto would not enter into this Agreement; accordingly, if any party fails to promptly pay the amount due pursuant to these Sections 8.5(b) through
(f), and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for any of the cash fees set forth in these Sections 8.5(b) through (f), such party shall pay to the other party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, Parent, Holdco and Merger Sub contained in Section 1.4 (Subsequent Merger), Section 6.6 (actions related to Subsequent Merger), Sections 6.11 (Benefits, etc.), 6.12 (Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent, Holdco and Merger Sub contained in Section 6.12 (Expenses),
Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part but only in writing and to the extent permitted by applicable law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to Parent, Holdco or Merger Sub

     Moore Corporation Limed
     One Cantebury Green
     Stamford, CT 06901
     Attention: Chief Executive Officer
     fax: (203) 406-3752

     with copies to:

     Moore Corporation Limed
     One Cantebury Green
     Stamford, CT 06901
     Attention: Senior Vice President,
     Mergers & Acquisitions
     fax: (203) 406-3752

     and

     Sullivan & Cromwell LLP,
     125 Broad Street, New York, NY 10004
     Attention: Joseph B. Frumkin, Esq.,
     fax: (212) 558-3588

     if to the Company

     Wallace Computer Services, Inc.
     2275 Cabot Drive
     Lisle, IL 60532-3630
     Attention: Chief Executive Officer
     fax: (630) 452-8046

     with a copy to:

     Sidley Austin Brown & Wood,
     10 S. Dearborn Street, Chicago, IL 60603
     Attention: Frederick C. Lowinger, Esq.
                Michael A. Gordon, Esq.
     fax: (312) 853-7036

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, dated September 13, 2002, between Parent and the Company, as amended by the letter agreement, dated as of October 16, 2002 (as amended, the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     9.8. No Third Party Beneficiaries. This Agreement (except Section 6.13 (Indemnification; Directors' and Officers' Insurance)), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

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

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

     9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise indicated, references in this Agreement to dollars or "$" are to United States currency.

     9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent or Holdco may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub or (so long as such designated subsidiary is a direct, wholly owned limited liability company subsidiary of Holdco) Subco, respectively, in which event all references herein to Merger Sub or Subco, respectively shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub or Subco, respectively, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          WALLACE COMPUTER SERVICES, INC.

                                          By /s/ M. DAVID JONES
                                            ------------------------------------
                                            Name: M. David Jones
                                             Title: Chairman of the Board and
                                               Chief Executive Officer

                                          MOORE CORPORATION LIMITED

                                          By /s/ MARK A. ANGELSON
                                            ------------------------------------
                                            Name: Mark A. Angelson
                                            Title: Chief Executive Officer

                                          MOORE HOLDINGS U.S.A. INC.

                                          By /s/ MARK A. ANGELSON
                                            ------------------------------------
                                            Name: Mark A. Angelson
                                            Title: Chief Executive Officer

                                          M-W ACQUISITION, INC.

                                          By /s/ MARK A. ANGELSON
                                            ------------------------------------
                                            Name: Mark A. Angelson
                                            Title: Chief Executive Officer

                                                                       EXHIBIT A

                        FORM OF COMPANY AFFILIATE LETTER

                                                           , 2003

[Parent]
[Address]

Ladies and Gentlemen:

     I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of Wallace Computer Services, Inc., a Delaware corporation (the "Company"), as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 16, 2003 (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), among the Company, Moore Corporation Limited ("Parent"), Moore Holdings U.S.A. Inc., a Delaware corporation and wholly owned subsidiary of Parent, and M-W Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     I have been advised that the issuance of the Parent Common Stock pursuant to the Merger will be registered with the Securities and Exchange Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Merger Agreement is submitted to a vote of the stockholders of the Company, my ability to sell, assign or transfer any Parent Common Stock that I receive in exchange for any shares of common stock, without par value, of the Company ("Company Common Stock") pursuant to the Merger may be restricted unless such sale, assignment or transfer is registered under the Securities Act or an exemption from such registration is available. I understand that such exemptions are limited and I have obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such Securities of Rules 144 and 145(d) promulgated under the Securities Act.

     I hereby represent and warrant to and covenant with Parent that I will not sell, assign or transfer any shares of Parent Common Stock except (i) pursuant to an effective registration statement under the Securities Act, (ii) by a sale made in conformity with the volume and other limitations of Rule 145 (and otherwise in accordance with Rule 144 under the Securities Act, if I am an affiliate of Parent and if so required at the time) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission reasonably satisfactory to Parent, is not required to be registered under the Securities Act. In the event of a sale of shares of Parent Common Stock pursuant to Rule 145, I will supply Parent with evidence of compliance with such Rule, in the form of customary seller's and broker's Rule 145 representation letters or as Parent may otherwise reasonably request.

     I understand that Parent is under no obligation to register the sale, assignment, transfer or other disposition of the shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

     I acknowledge and agree that appropriate legends will be placed on certificates representing shares of Parent Common Stock delivered to me or held by a transferee thereof, which legends will be removed if

(i) one year shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to me, (ii) two years shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to me, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by me from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to me.

     I further understand and agree that Parent may instruct the registrar for the Parent Common Stock not to register the transfer of any Parent Common Stock held by me unless any such transfer is made in accordance with this letter agreement.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     This letter agreement constitutes the complete understanding between Parent and me concerning the subject matter hereof. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts to be performed wholly in the State of Delaware.

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this   day
of           , 2003.

MOORE CORPORATION LIMITED

By:
    --------------------------------------------------------
    Name:
    Title: